Exhibit (g)(27)

TWELFTH AMENDMENT to

TRANSFER AGENCY AND SERVICE AGREEMENT

TWELFTH AMENDMENT, effective as of December 19, 2018, by and among The Glenmede Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), and State Street Bank and Trust Company, a Massachusetts trust company (“State Street”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Transfer Agency and Service Agreement referred to below.

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into an Transfer Agency and Service Agreement dated September 1, 2001, as amended, modified and supplemented from time to time (the “Transfer Agency and Service Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Transfer Agent under the Transfer Agency and Service Agreement; and

WHEREAS, State Street agreed to amend the Transfer Agency and Service Agreement in order that the services to be provided to the Fund on behalf of its portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund, notwithstanding that as amended, the Transfer Agency and Service Agreement is not identical to the form of transfer agency and service agreement customarily entered into by State Street as transfer agent.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Transfer Agency and Service Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

THE GLENMEDE FUND, INC.

By:	/s/ Mary Ann B. Wirts
Name:	Mary Ann B. Wirts
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

APPENDIX A

Series of The Glenmede Fund, Inc.

Core Fixed Income Portfolio

Equity Income Portfolio

Quantitative International Equity Portfolio

Quantitative U.S. Large Cap Core Equity Portfolio

Quantitative U.S. Large Cap Growth Equity Portfolio

Large Cap Value Portfolio

Quantitative U.S. Long/Short Equity Portfolio

Small Cap Equity Portfolio

Strategic Equity Portfolio

Quantitative U.S. Total Market Equity Portfolio

Secured Options Portfolio

Global Secured Options Portfolio

Women in Leadership U.S. Equity Portfolio

High Yield Municipal Portfolio

Responsible ESG U.S. Equity Portfolio

Short Term Tax Aware Fixed Income Portfolio

Quantitative U.S. Large Cap Value Equity Portfolio

Quantitative U.S. Small Cap Equity Portfolio

Alternative Risk Premia Portfolio

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